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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


Date of Report:  December 20, 1996



                    Source One Mortgage Services Corporation
             (Exact name of registrant as specified in its charter)



        Delaware                         1-12898                 38-2011419
----------------------------     ------------------------    -------------------
(state or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)



  27555 Farmington Road
Farmington Hills, Michigan                                      48334-3357
--------------------------                                      ----------
  (Address of principal                                         (Zip Code)
    executive offices)


Registrant's telephone number, including area code:  (810) 488-7000


Total Pages:  3

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ITEM 5. Other Events.


     Source One Mortgage Services Corporation has accepted a bid to sell $19 billion of mortgage servicing rights to Chase Manhattan Mortgage Corporation. When the transaction closes early in 1997, Source One will retain subservicing on the portfolio for up to three years. The ultimate value of the transaction, arranged through Cohane Rafferty, will be determined when a definitive purchase and sale agreement is executed. The deal is also subject to the normal due diligence, regulatory and agency approvals.

     After the transaction, Source One will continue to own a servicing portfolio of approximately $10 to $12 billion in 1997, while the new subservicing agreement together with subservicing contracts already managed by Source One will make Source One one of the largest mortgage subservicers in the nation. Source One, recognized for the quality and low cost of its servicing operations, has been actively soliciting subservicing from mortgage bankers seeking to reduce costs or improve quality.

     Over the last six months, Source One has been conducting an extensive strategic review. Some of the options are still evolving. Source One has identified subservicing as a key element. Source One CEO, Jim Conrad, said, "We are pleased to be forming an alliance with a solid industry leader. We look forward to serving additional high quality subservicing partners."

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                        SOURCE ONE MORTGAGE SERVICES
                                        CORPORATION



Date:  December 20, 1996                By   /s/ Michael C. Allemang
                                          --------------------------------------
                                                 Michael C. Allemang
                                                 Executive Vice President and
                                                 Chief Financial Officer